CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	March 21, 2007
Investor Relations
(859) 572-8684
General Cable Corporation Announces Closing of $325.0 Million of Senior Notes Offering
HIGHLAND HEIGHTS, KENTUCKY — March 21, 2007 — General Cable Corporation (the “Company”), (NYSE:BGC), announced today that it has closed its previously announced private offering of $325.0 million of senior notes, comprised of $200.0 million in aggregate principal amount of 7.125% Senior Fixed Rate Notes due 2017 and $125.0 million in aggregate principal amount of Senior Floating Rate Notes due 2015 (collectively, the “Notes”).
The Company intends to use net proceeds from the sale of the Notes to redeem up to $285.0 million in aggregate principal amount of 9.5% Senior Notes due 2010 (“9.5% Notes”) (including approximately $280.0 million of its 9.5% Notes validly tendered and not withdrawn on or prior to March 15, 2007 in the Company’s previously announced tender offer and consent solicitation), and for general corporate purposes.
The Notes were offered to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the Company’s ability to maintain access to the capital markets to finance( on terms favorable to the Company) the purchases of the notes tendered in the offer, reliance on dividends and other transfers from subsidiaries to repay indebtedness, ability to serve outstanding indebtedness, the Company’s failure to comply with covenants in existing and future financing arrangements, covenants contained in existing indebtedness that restrict the Company’s business operations, downgrade in the Company’s credit ratings, ability to repurchase outstanding notes, ability to pay the conversion price on convertible notes, the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as any current and periodic reports filed with the Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.